UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
The Securities Exchange Act of 1934

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Genesis HealthCare Corporation
(Name of Registrant as Specified In Its Charter)

(Name of person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT NO. 3 TO PROXY STATEMENT

Amendment to Agreement and Plan of Merger—Your Vote is Very Important

May 22, 2007

Dear Shareholder:

On or about March 12, 2007, we mailed to you a proxy statement relating to an annual meeting of shareholders of Genesis HealthCare Corporation (“Genesis,” “we” or the “Company”) scheduled for April 19, 2007 to consider, among other things, a proposal to approve and adopt the merger agreement that we entered into with affiliates of Formation Capital, LLC and JER Partners. On April 19, 2007 and May 1, 2007, we executed amendments to the merger agreement that increased the consideration payable to Genesis shareholders.

As you may know, on May 18, 2007, we and Formation Capital/JER again amended the merger agreement to increase the consideration payable to Genesis shareholders to $69.35 per share in cash and to provide that in the event that the transaction is not completed before July 31, 2007, the price per share will increase by $0.01710 each day (an annual rate of approximately 9%) from July 31, 2007 through August 31, 2007 and by $0.01900 each day (an annual rate of approximately 10%), beginning September 1, 2007, until the transaction is completed.

After careful consideration, the Genesis board of directors, acting on the unanimous recommendation of its special committee consisting solely of independent, non-management directors, unanimously recommends that you vote “FOR” the adoption of the amended merger agreement and the approval of the merger. Among other things, the directors determined that the terms of the amended transaction with Formation Capital are superior to the previously announced proposal from Fillmore Capital Partners LLC to acquire the Company at price of $69.25 per share in cash, increasing at approximately 8% per year beginning September 1, 2007.

In order to provide shareholders with additional time to consider the amended transaction, we have adjourned the annual meeting to May 30, 2007 for purposes of voting on the merger proposal. The adjourned meeting will be held at 10:00 a.m., Eastern Daylight Time, at the Company’s headquarters located at 101 East State Street, Kennett Square, Pennsylvania 19348-3021, on May 30, 2007.

With its per share cash merger consideration of $69.35 (prior to giving effect to any additional consideration payable depending on when the transaction closes) the amended transaction provides shareholders with a premium of approximately 31.2% over the pre-announcement all-time high closing price of $52.85 per share reached by Genesis common stock on January 12, 2007 (the last full trading day before the announcement of the execution of the merger agreement with Formation Capital), as well as additional per share consideration of $0.01710 per day, commencing July 31, 2007, in the event that the transaction is completed on or after July 31, 2007, and of $0.01900 per day, commencing September 1, 2007, in the event that the transaction is completed on or after September 1, 2007.

Attached to this letter is a supplement to the proxy statement containing additional information about the Company and the amended merger agreement. Please read this document carefully and in its entirety. We also encourage you, if you have not done so already, to review carefully the definitive proxy statement dated March 7, 2007, the proxy supplement dated April 23, 2007, and the proxy supplement dated May 3, 2007, which were previously sent to you.

The record date for the adjourned meeting has not changed; it remains March 5, 2007. This means that only shareholders of record of Genesis’ common stock, par value $0.01 per share, as shown on the transfer books of Genesis at the close of business on March 5, 2007, are entitled to vote on the merger proposal at the adjournment of the 2007 annual meeting.

YOUR VOTE IS VERY IMPORTANT, regardless of the number of shares you own. For your convenience, we have enclosed revised proxy and instruction cards with this proxy supplement. If you have already delivered a properly executed proxy or instruction card regarding the merger proposal, you do not need to do anything unless you wish to change your vote. If you have not previously voted or if you wish to revoke or change your vote, please vote by telephone or over the Internet, or complete, date, sign and return your proxy or instruction card as soon as possible. If you are a registered holder and have already submitted a properly executed proxy card, you can also attend the adjourned meeting and vote in person to change your vote.

If your shares are held in “street name” by your bank, brokerage firm or other nominee, and if you have already provided instructions to your nominee but wish to change those instructions, you should provide new instructions following the procedures provided by your nominee.

If you have any questions, please contact our proxy solicitor, Mackenzie Partners, Inc., toll-free at (800) 322-2885. If your bank, brokerage firm or other nominee holds your shares in “street name,” you should also call your bank, brokerage firm or other nominee for additional information.

On behalf of the Genesis board of directors, I thank you for your support as a shareholder of Genesis.

Very truly yours,

George V. Hager, Jr.
Chairman and Chief Executive Officer

This supplement is dated May 22, 2007 and is first being mailed to shareholders on or about May 23, 2007.

Genesis HealthCare Corporation

SUPPLEMENT TO THE PROXY STATEMENT—ADJOURNMENT OF THE 2007
ANNUAL MEETING OF SHAREHOLDERS TO MAY 30, 2007

TABLE OF CONTENTS

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION	S-2
INTRODUCTION	S-4
QUESTIONS AND ANSWERS ABOUT THE MAY 18 AMENDMENT TO THE MERGER AGREEMENT AND THE ADJOURNMENT OF THE 2007 ANNUAL MEETING TO MAY 30, 2007	S-5
SUMMARY OF THE MAY 18 AMENDMENT TO THE MERGER AGREEMENT	S-10
UPDATE TO BACKGROUND OF THE MERGER	S-11
UPDATED REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS	S-17
OPINION OF GOLDMAN, SACHS & CO.	S-20
NO RIGHTS OF APPRAISAL OR DISSENTERS’ RIGHTS	S-30
WHERE YOU CAN FIND ADDITIONAL INFORMATION	S-30
ANNEXES
ANNEX A—Amendment No. 4 to the Agreement and Plan of Merger	A-1
ANNEX B—Opinion of Goldman, Sachs & Co.	B-1

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This supplement to the proxy statement, and the documents to which we refer you in this supplement to the proxy statement, include “forward-looking statements” that reflect our current views as to future events and financial performance with respect to our operations, the expected completion and timing of the merger and other information relating to the merger. These statements can be identified by the fact that they do not relate strictly to historical or current facts. There are forward-looking statements throughout this supplement to the proxy statement, located, among other locations, under the headings “Summary of the May 18 Amendment to the Merger Agreement,” “Questions and Answers About the May 18 Amendment to the Merger Agreement and the Adjournment of the 2007 Annual Meeting to May 30, 2007,” “Update to the Background of the Merger,” “Updated Reasons for the Merger; Recommendation of the Board of Directors,” “Opinion of Goldman, Sachs & Co.,” and in statements containing the words “aim,” “anticipate,” “are confident,” “estimate,” “expect,” “hope,” “will be,” “will continue,” “will likely result,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in conjunction with a discussion of future operating or financial performance, the expected completion and timing of the merger or other information relating to the merger. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of the Company or on the merger and related transactions. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to update or revise any forward-looking statements made in this supplement to the proxy statement or elsewhere as a result of new information, future events or otherwise, except as required by law. In addition to other factors and matters contained in this document, the supplement to the proxy statement dated May 3, 2007, the supplement to the proxy statement dated April 23, 2007 and the definitive proxy statement dated March 7, 2007, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•       the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•       the outcome of any legal proceedings that have been or may be instituted against Genesis and others relating to the merger agreement;

•       the inability to complete the merger due to the failure to obtain shareholder approval or regulatory approvals or the failure to satisfy other conditions to consummation of the merger;

•       the failure to obtain the necessary debt or equity financing set forth in commitment letters received by FC-GEN Acquisition, Inc. in connection with the merger agreement;

•       the failure of the merger to be completed for any other reason;

•       the risk that the proposed transaction disrupts current plans and operations and/or results in difficulties in employee retention;

•       the effect of the announcement of the merger on our client and customer relationships, operating results and business generally;

•       the amount of the costs, fees, expenses and charges related to the merger;

•       the timing of the completion of the merger or the impact of the merger on our capital resources, profitability, cash requirements, management resources and liquidity; and

•       other risks detailed in our current filings with the Securities and Exchange Commission, which we refer to in this proxy supplement as the “SEC,” including our most recent filings on Forms 10-Q and

10-K, as amended. See “Where You Can Find Additional Information” beginning on page S-30 of this proxy supplement.

The foregoing list should not be construed to be exhaustive. We believe the forward-looking statements in this supplement to the proxy statement are reasonable; however, there is no assurance that the actions, events or results of the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations or financial condition or on the merger. Many of the factors that will determine our future results or the consummation of the merger are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect our views only as of the date of this proxy supplement. We cannot guarantee any future results, levels of activity, performance or achievements.

INTRODUCTION

This proxy supplement is being sent to you because we have amended our merger agreement with a joint venture between affiliates of Formation Capital, LLC and affiliates of JER Partners, and shareholders are being asked to approve the amended transaction on May 30, 2007. This supplement to the proxy statement provides information on the amended transaction and updates the definitive proxy statement dated March 7, 2007, the supplement to the proxy statement dated April 23, 2007, and the supplement to the proxy statement dated May 3, 2007. The information provided in the definitive proxy statement dated March 7, 2007, which we refer to in this proxy supplement as the “definitive proxy statement,” previously mailed to our shareholders on or about March 12, 2007, the information provided in the supplement to the proxy statement dated April 23, 2007, which we refer to in this proxy supplement as the “April 23 proxy supplement,” previously mailed to our shareholders on or about April 24, 2007, and the information provided in the supplement to the proxy statement dated May 3, 2007, which we refer to in this proxy supplement as the “May 3 proxy supplement,” previously mailed to our shareholders on or about May 4, 2007, continue to apply, except as described in this proxy supplement. To the extent information in this proxy supplement differs from, updates or conflicts with information contained in the definitive proxy statement dated March 7, 2007, the April 23 proxy supplement, or the May 3 proxy supplement, the information in this proxy supplement is the more current information. If you need another copy of the definitive proxy statement, the April 23 proxy supplement, the May 3 proxy supplement or this proxy supplement, you may obtain it free of charge from the Company by directing such request to Genesis HealthCare Corporation, Investor Relations, 101 East State Street, Kennett Square, Pennsylvania 19348-3021; telephone:  610-925-2000. The definitive proxy statement and the April 23 proxy supplement may also be found on the Internet at http://www.sec.gov. See “Where You Can Find Additional Information,” beginning on page S-30 of this proxy supplement.

In this proxy supplement, the terms the “Company,” “we,” “us” and “our” refer to Genesis HealthCare Corporation, the term “Parent” refers to FC-GEN Acquisition, Inc. and the term “Merger Sub” refers to GEN Acquisition Corp., a wholly owned subsidiary of FC-GEN Acquisition, Inc. The term “merger agreement” refers to the Agreement and Plan of Merger, dated as of January 15, 2007, by and among the Company, Parent and Merger Sub, a wholly owned subsidiary of Parent, as amended; the term “April 19 amendment” refers to the amendment to the merger agreement executed by Genesis, Parent and Merger Sub on April 19, 2007; the term “May 1 amendment” refers to the amendment to the merger agreement executed by Genesis, Parent and Merger Sub on May 1, 2007; and the term “May 18 amendment” refers to the amendment to the merger agreement executed by Genesis, Parent and Merger Sub on May 18, 2007. The term “Wachtell Lipton” refers to Wachtell, Lipton, Rosen & Katz, and the term “Goldman Sachs” refers to Goldman, Sachs & Co., and when we refer to “representatives of the Company,” we are referring to Goldman Sachs and Wachtell Lipton. We refer to Formation Capital, LLC and JER Partners jointly as “Formation Capital,” and we refer to our existing merger agreement, as amended, with affiliates of Formation Capital, LLC and affiliates of JER Partners as the “Formation Capital merger agreement” and the transaction contemplated thereby as the “Formation Capital transaction.”

QUESTIONS AND ANSWERS ABOUT THE MAY 18 AMENDMENT TO THE MERGER AGREEMENT AND THE ADJOURNMENT OF THE 2007 ANNUAL MEETING TO MAY 30, 2007

The following questions and answers address briefly some questions you may have regarding the merger, the May 18 amendment to the merger agreement and the adjournment of the 2007 annual meeting to May 30, 2007 with respect to voting on the merger proposal. These questions and answers may not address all of the questions that may be important to you as a shareholder of Genesis. We urge you to read, carefully, this entire proxy supplement, including the annexes, the definitive proxy statement, the April 23 proxy supplement, the May 3 proxy supplement, and the other documents referred to or incorporated by reference in this proxy supplement, the definitive proxy statement, the April 23 proxy supplement, or the May 3 proxy supplement.

Q:              Why are you sending me this supplement to the definitive proxy statement?

A:             We are sending you this proxy supplement because on May 18, 2007, Genesis, Parent and Merger Sub entered into an amendment to the merger agreement dated January 15, 2007, as amended prior to May 18, 2007. This supplement to the proxy statement provides information on the amended transaction and updates the definitive proxy statement and the supplements to the proxy statement dated April 23, 2007 and May 3, 2007.

Q:              What is the effect of the May 18, 2007 amendment to the merger agreement?

A:             The May 18 amendment has the effect of increasing the merger consideration to be paid to the Company’s shareholders for their shares to $69.35 per share in cash and provides that in the event that the transaction is not completed before July 31, 2007, the price per share will increase by $0.01710 each day (an annual rate of approximately 9%) from July 31, 2007 through August 31, 2007 and by $0.01900 each day (an annual rate of approximately 10%), beginning September 1, 2007, until the transaction is completed. The May 18 amendment also sets the termination fee payable to Parent by the Company under certain circumstances at $40 million. This fee, which was $50 million in the original merger agreement dated January 15, 2007, was reduced to $15 million by the April 19 amendment.

The terms of the May 18 amendment to the merger agreement are described beginning on page S-30 of this proxy supplement under the heading “Summary of the May 18 Amendment to the Merger Agreement.”

Q:              How is the increase to the merger consideration being financed?

A:             The increase to the merger consideration payable to Genesis shareholders is being funded through an increase in the equity financing arranged by Parent. In connection with the May 18 amendment, Parent has received an amendment to the equity commitment letter, dated as of May 18, 2007, from JER Partners Acquisitions IV, LLC and FC Investors XI, LLC, pursuant to which JER Partners Acquisitions IV, LLC has committed to purchase (or to cause its assignee to purchase) $375 million of equity securities of Parent for cash, and FC Investors XI, LLC has committed to purchase (or to cause its assignee to purchase) $134.4 million of equity securities of Parent for cash. In addition, JER Real Estate Partners IV, L.P. and JER Real Estate Qualified Partners IV, L.P. have been made parties to the equity commitment letter and have agreed to backstop the obligations of JER Partners Acquisitions IV, LLC under the letter.

Q:              When do you expect to complete the merger?

A:             We expect to complete the merger after the receipt of shareholder and regulatory approvals and the satisfaction or waiver of all other conditions to the merger. We currently expect this to occur during

July 2007. However, there can be no assurance that the conditions to closing will be met or that the merger will be completed in that time frame. In the event that the merger is not completed by July 31, 2007, the merger consideration payable to shareholders of Genesis pursuant to the merger agreement, as amended, would increase by $0.01710 per share each day (an annual rate of approximately 9%) from July 31, 2007 through August 31, 2007 and by $0.01900 per share each day (an annual rate of approximately 10%), beginning September 1, 2007, until the transaction is completed.

Q:              When and where will the shareholder vote on the amended transaction be held?

A:             The Company’s annual meeting, which was first convened on April 19, 2007, has been adjourned, for purposes of voting on the merger proposal, to Wednesday, May 30, 2007 at 10:00 a.m., Eastern Daylight Time, and will be held at the Company’s headquarters located at 101 East State Street, Kennett Square, Pennsylvania 19348-3021. The shareholder vote on the amended Formation Capital transaction will take place at the adjournment on May 30, 2007.

Q:              How does the Genesis board of directors recommend that I vote on the proposal?

A:             The board of directors of Genesis, acting upon the unanimous recommendation of the special committee, unanimously recommends that you vote “FOR” the proposal to adopt the amended merger agreement and approve the merger. The special committee is comprised of six of the Company’s independent, non-management directors.

Q:              Did the Genesis board of directors receive an updated fairness opinion from its financial advisor?

A:             Yes. On May 18, 2007, Goldman, Sachs & Co. delivered its opinion to the special committee of the board of directors and the board of directors of the Company that, as of May 18, 2007, and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be received by the holders of shares of Genesis common stock pursuant to the merger agreement, as amended through May 18, 2007, was fair from a financial point of view to such holders.

Q:              What is the status of Fillmore Capital Partners, LLC’s proposal with regard to the acquisition of the Company?

A:             After careful consideration, our board of directors, acting on the unanimous recommendation of its special committee consisting solely of independent, non-management directors, unanimously (with Mr. Hager, our chief executive officer, abstaining) determined that the amended Formation Capital transaction is superior to Fillmore Capital Partners, LLC’s previously announced proposal to acquire all of the Company’s outstanding shares of common stock for $69.25 per share in cash and to provide additional consideration of $0.01518 per day (an annual rate of approximately 8%) beginning September 1, 2007 until the completion of a potential transaction with Fillmore in the event that such a transaction were not completed by August 31, 2007. The proposal from Fillmore Capital Partners, LLC expired pursuant to its terms at 5:00 p.m., Eastern Daylight Time, on May 21, 2007.

Q:              Who is entitled to attend and vote at the adjournment of the 2007 annual meeting?

A:             The record date for determining who is entitled to vote at the adjournment of the 2007 annual meeting is March 5, 2007. Only holders of shares of Genesis common stock as of the close of business on the record date are entitled to vote at the adjournment of the 2007 annual meeting. As of the record date, there were approximately 19,776,667 shares of Genesis common stock outstanding.

Q:              How many votes are required to adopt the amended merger agreement and approve the merger?

A:             Under Pennsylvania law, the affirmative vote of shareholders representing at least a majority of the votes cast by our shareholders present in person or by proxy at the adjournment of the 2007 annual meeting who are entitled to vote (assuming a quorum is present) is required to adopt the amended merger agreement and approve the merger.

Q:              What do I do now?

A:             First, carefully read this supplement, including the annexes, the May 3 proxy supplement, the April 23 proxy supplement and the definitive proxy statement dated March 7, 2007.

If you have already voted on the merger proposal using a properly executed proxy or instruction card, you will be considered to have voted on the amended merger agreement as well, and you do not need to do anything unless you wish to change your vote.

If you have already voted on the merger proposal using a properly executed proxy or instruction card but wish to change your vote, simply vote by telephone or over the Internet by following the instructions on the revised proxy or instruction card included with this proxy supplement, or fill out the revised proxy or instruction card included with this proxy supplement and return it in the accompanying prepaid envelope.

If you have not already delivered a properly executed proxy or instruction card, and if you are a registered holder, please vote by telephone or over the Internet by following the instructions on the revised proxy or instruction card included with this proxy supplement, or complete, sign and date the enclosed proxy or instruction card. If your shares are held in “street name” by your bank, brokerage firm or other nominee, please refer to your voting card or other information forwarded by your bank, brokerage firm or other nominee to determine whether you may vote by telephone or electronically on the Internet and follow the instructions on the card or other information provided by your nominee. If you sign and send in your proxy card and do not indicate how you want to vote, your proxy card will be counted as a vote for approval and adoption of the amended merger agreement.

Q:              What do I do if I participate in the Genesis HealthCare Corporation Retirement Plan, Genesis HealthCare Corporation 401(k) Plan for Collective Bargaining Unit Employees or Genesis HealthCare Corporation Union Retirement Savings Plan and my account is invested in Genesis common stock?

A:             If you have an interest in the Genesis HealthCare Corporation Retirement Plan, Genesis HealthCare Corporation 401(k) Plan for Collective Bargaining Unit Employees or Genesis HealthCare Corporation Union Retirement Savings Plan (collectively, the “Plans”) and your account is invested in Genesis common stock, you will find enclosed a revised instruction card to instruct Wachovia Bank, N.A., directed trustee of each of the Plans (the “Trustee”), how to vote the number of shares of Genesis common stock equivalent to the interest in Genesis common stock credited to your account as of the record date. Genesis has retained an independent service (the “transfer agent”) to tabulate the votes received from the participants and beneficiaries in the Plans and to report the results on a confidential basis to the Trustee.

If you have already voted on the merger proposal using a properly executed instruction card, you will be considered to have voted on the amended merger agreement as well, and you do not need to do anything unless you wish to change your vote.

If you have already voted on the merger proposal using a properly executed instruction card but wish to change your vote, simply fill out the revised instruction card included with this proxy supplement and return it in the accompanying prepaid envelope. The Trustee will vote your shares in accordance with your duly executed instructions received by the transfer agent by 11:59 p.m., Eastern Daylight Time, on May 25, 2007.

You may also revoke previously given voting instructions by 11:59 p.m., Eastern Daylight Time, on May 25, 2007 by filing with the transfer agent either a written notice of revocation or a properly completed and signed instruction card bearing a later date addressed to StockTrans, 44 West Lancaster Avenue, Ardmore, Pennsylvania 19003, Attn: Genesis HealthCare Corporation.

Genesis has directed the Trustee to vote all shares held by the Plans for which no instructions are received from participants, beneficiaries or alternate payees “FOR” the adoption of the amended merger agreement. With respect to any other matter that properly comes before the May 30 adjournment of the 2007 annual meeting, the Trustee will vote the shares held by the Plans as directed by the board of directors.

Q:              What do I do if I want to change my vote after sending in a revised proxy card?

A:             You may change your vote at any time before your proxy card is voted at the May 30 adjournment of the 2007 annual meeting, subject to the limitations described below. You can do this in a number of ways. First, you can send us a written notice at the address given below stating that you would like to revoke your proxy card. Second, you can request, complete and submit a new proxy card. If you choose either of these two methods, you should send any written notice, request for a new proxy card or your new proxy card to the attention of the Corporate Secretary at Genesis HealthCare Corporation, 101 East State Street, Kennett Square, Pennsylvania 19348-3021. You may also submit a later-dated proxy using the telephone or Internet voting procedures indicated on the proxy card, so long as you do so by the deadline of 11:59 p.m., Eastern Daylight Time, on May 29, 2007. Third, you can attend the May 30 adjournment of the 2007 annual meeting and vote in person; your vote in person will revoke any proxy card previously submitted. Simply attending the May 30 adjournment of the 2007 annual meeting, without voting in person, will not revoke your proxy card. If your shares are held in “street name” and you have instructed your brokerage firm to vote your shares, you must follow directions from your brokerage firm to change your vote or to vote at the May 30 adjournment of the 2007 annual meeting.

For a description of the process for changing your instruction with respect to the Plans, see “What do I do if I participate in the Genesis HealthCare Corporation Retirement Plan, Genesis HealthCare Corporation 401(k) Plan for Collective Bargaining Unit Employees or Genesis HealthCare Corporation Union Retirement Savings Plan and my account is invested in Genesis common stock?”

Q:              What does it mean if I receive more than one proxy card?

A:             If you receive more than one proxy card, it means that you hold shares that are registered in more than one account. To ensure that all of your shares are voted, you will need to sign and return each proxy card you receive or vote by telephone or via the Internet by using the different Control Number(s) on each proxy card.

Q:              What happens if I do not vote or if I abstain from voting?

A:             Because under Pennsylvania law the vote required is based on the number of shares voted, your shares will not be counted and will have no effect on the outcome of the vote if you do not vote or if you abstain from voting. If the merger is completed, whether or not you vote for the merger proposal, you will be entitled to receive the merger consideration for your shares of common stock upon completion of the merger.

Q:              What happens if I sell my shares of Genesis common stock before the adjournment of the 2007 annual meeting?

A:             The record date for shareholders entitled to vote at the adjournment of the annual meeting remains March 5, 2007. If you transfer your shares of Genesis common stock after the record date but before the adjournment of the annual meeting, you will, unless special arrangements are made, retain your right to vote at the adjournment of the annual meeting but will transfer the right to receive the merger consideration to the person to whom you transfer (or have transferred) your shares.

Q:              Where can I find more information about Genesis?

A:             You can find more information about Genesis from various sources described under the heading “Where You Can Find Additional Information,” beginning on page S-30 of this proxy supplement.

Q:              Who can answer further questions?

A:             If you would like additional copies of this proxy supplement, the May 3 proxy supplement, the April 23 proxy supplement or the definitive proxy statement, or a new proxy or instruction card or if you have questions about the merger, please contact our proxy solicitor, Mackenzie Partners, Inc., toll-free at (800) 322-2885. If your bank, brokerage firm or other nominee holds your shares in “street name,” you should also call your bank, brokerage firm or other nominee for additional information.

SUMMARY OF THE MAY 18 AMENDMENT TO THE MERGER AGREEMENT

The following describes the material provisions of the May 18 amendment to the merger agreement, but is not intended to be an exhaustive discussion of the May 18 amendment to the merger agreement. We encourage you to read the May 18 amendment, attached as Annex A to this proxy supplement, as well as the merger agreement as in effect prior to May 18, 2007 carefully in their entirety. The rights and obligations of the parties are governed by the express terms of the merger agreement, as amended, and not by this summary or any other information contained in this proxy supplement.

The following summary is qualified in its entirety by reference to the May 18 amendment, which is attached to this proxy supplement as Annex A and incorporated by reference into this proxy supplement.

Amendment to the Merger Agreement

The May 18 amendment provides for an increase in the amount of consideration payable to Genesis shareholders if the merger is completed to $69.35 per share in cash and provides that in the event that the transaction is not completed before July 31, 2007, the price per share will increase by $0.01710 each day (an annual rate of approximately 9%) from July 31, 2007 through August 31, 2007 and by $0.01900 each day (an annual rate of approximately 10%), beginning September 1, 2007, until the transaction is completed.

The May 18 amendment also sets the termination fee payable to Parent by the Company under certain circumstances at $40 million. This fee, which was $50 million in the original merger agreement, was reduced to $15 million by the April 19 amendment (for a discussion of the circumstances under which the termination fee is payable by the Company, see “The Merger Agreement—Fees and Expenses,” starting on page 57 of the definitive proxy statement dated March 7, 2007 and “Summary of the April 19 Amendment to the Merger Agreement—Fees and Expenses,” starting on page S-7 of the April 23 proxy supplement).

Amendment to Equity Commitment Letter

In connection with the original merger agreement, Parent received an equity commitment letter, dated as of January 15, 2007, from JER Partners Acquisitions IV, LLC and FC Investors XI, LLC, pursuant to which each of these entities committed, severally and not jointly, to purchase (or to cause its assignee to purchase) $162.5 million of equity securities of Parent for cash. (For more information concerning the equity commitment letter, see “The Merger—Financing—Equity Financing,” starting on page 37 of the definitive proxy statement.) In connection with the May 18 amendment, Parent received a letter, dated as of May 18, 2007, from JER Partners Acquisitions IV, LLC, JER Real Estate Partners IV, L.P., JER Real Estate Qualified Partners IV, L.P.  and FC Investors XI, LLC, amending the January 15, 2007 equity commitment letter, as previously amended, to change the commitment of JER Partners Acquisitions IV, LLC to $375 million and of FC Investors XI, LLC to $134.4 million ($509.4 million in the aggregate) and add certain representations and warranties requested by the Company. In addition, JER Real Estate Partners IV, L.P. and JER Real Estate Qualified Partners IV, L.P. have been made parties to the equity commitment letter and have agreed to backstop the obligations of JER Partners Acquisitions IV, LLC under the equity commitment letter.

Amendment to Limited Guarantee

In connection with the original merger agreement, the Company received a limited guarantee, dated as of January 15, 2007, from JER Partners Acquisitions IV, LLC guaranteeing certain obligations of Parent and Merger Sub under the merger agreement, subject to the limitation that the guarantor’s liability under the limited guarantee would not exceed $50 million. (For more information concerning the limited guarantee, see “The Merger—Limited Guarantee,” starting on page 39 of the definitive proxy statement.)

In connection with the May 18 amendment, the Company received a letter, dated as of May 18, 2007, from JER Partners Acquisitions IV, LLC, JER Real Estate Partners IV, L.P. and JER Real Estate Qualified Partners IV, L.P., amending the January 15, 2007 limited guarantee to add certain representations and warranties requested by the Company. In addition, JER Real Estate Partners IV, L.P. and JER Real Estate Qualified Partners IV, L.P. have been made parties to the limited guarantee and have agreed to backstop the obligations of JER Partners Acquisitions IV, LLC as guarantor under the limited guarantee.

UPDATE TO BACKGROUND OF THE MERGER

The definitive proxy statement describes the background of the merger up to and including January 16, 2007; the April 23 proxy supplement provides an update to the background of the merger up to and including April 19, 2007; and the May 3 proxy supplement provides a further update to the background of the merger up to and including May 3, 2007. The discussion below supplements those descriptions.

As disclosed in the May 3 proxy supplement, on May 1, 2007, the Company entered into an amendment to its merger agreement with Formation Capital that increased the merger consideration to be paid to the Company’s shareholders under the Formation Capital merger agreement to $65.25 per share in cash and provided that, in the event that the transaction with Formation Capital was not completed by July 31, 2007, such price would further increase by $0.01609 each day (an annual rate of approximately 9%) beginning July 31, 2007 until completion of the transaction.

On May 5, 2007, the Company received a letter from Fillmore Capital Partners, LLC (“Fillmore”), in which Fillmore proposed to acquire Genesis for $67.25 per share in cash, with no provision for any increase of the purchase price over time, together with draft documentation, including a draft merger agreement with a $50 million termination fee. The Fillmore letter stipulated that the proposal would expire on May 7, 2007 at 8:00 p.m., Eastern Daylight Time, in the event that the Company did not, prior to such time, inform Fillmore that it had provided notice to Formation Capital of its intention to terminate the existing merger agreement with Formation Capital. On May 6, 2007, the special committee and the board of directors of Genesis met telephonically, together with members of management, Wachtell Lipton and Goldman Sachs. Following discussions, including a session of the special committee (together with Mr. Fish, a non-management member of the board, who attended the special committee session at the special committee’s invitation) without members of management present, the Genesis board of directors made the determinations necessary under the Formation Capital merger agreement to permit the Company to provide information to Fillmore and to enter into discussions and negotiations with Fillmore regarding Fillmore’s May 5 proposal, and authorized the Company and its representatives to do so. During the afternoon and evening of May 6, 2007, the Company and its representatives engaged in discussions and negotiations with Fillmore. In the afternoon of May 7, 2007, Fillmore submitted to the Company a revised proposal letter and supporting draft documentation, which did not change the terms of the May 5 proposal but, in response to requests from the Company’s representatives, clarified the sources and uses of the funds Fillmore would expend in connection with an acquisition of the Company, and confirmed to the Company that Fillmore would reimburse the Company or pay on the Company’s behalf the termination fee that the Company would be required to pay to Formation Capital pursuant to the terms of its existing merger agreement with Formation Capital, if it entered into a merger agreement for an alternative transaction with Fillmore.

At approximately 4:30 p.m. in the afternoon of May 7, 2007, a representative of Formation Capital contacted Wachtell Lipton, the Company’s outside counsel, to convey a proposal from Formation Capital to amend the Company’s existing merger agreement with Formation Capital to increase the purchase price to $67.50 per share, which amount would increase by $0.01664 each day (an annual rate of approximately 9%) beginning July 31, 2007 until the completion of the transaction, and to restore the termination fee to the original $50 million. The Formation Capital representative emphasized that restoration of the termination fee to its original $50 million level, or some amount closer to $50 million than to $15 million, was extremely important to Formation Capital and would be a necessary inducement for Formation Capital to make a proposal that would exceed, rather than merely match, Fillmore’s proposal. The Formation Capital representative also informed Wachtell Lipton that the May 7 Formation Capital proposal was subject to the condition that it would be automatically withdrawn upon being disclosed publicly or to any third party (other than the Company and its representatives), and stated that Formation Capital would send a formal proposal letter and form of merger agreement amendment later that evening. At 5:00 p.m. on the same day, the special committee and the board of directors met telephonically as previously scheduled, together with members of management, Goldman Sachs and Wachtell Lipton. Shortly before 7:00 p.m., while the board meeting was ongoing, the Company received from Formation Capital a proposal letter, form of merger agreement amendment, and related documents formalizing the proposal communicated verbally by a representative of Formation Capital a few hours earlier, except that instead of the $50 million termination fee previously communicated to Wachtell Lipton, Formation Capital proposed a termination fee of $40 million. Following discussions, including a session of the special committee (together with Mr. Fish, a non-management member of the board, who attended the special committee session at the special committee’s invitation) without members of management present, the Genesis board of directors determined, in light of the economically superior terms of the recent proposal from Formation Capital, not to take any action on the Fillmore proposal prior to its expiration by its terms at 8:00 p.m. that night. Following further discussion, the board of directors authorized representatives of the Company to request that Formation Capital hold its proposal open for a 24– to 48– hour period to permit the Company to communicate to Fillmore that Fillmore would be given the opportunity to put forth its best bid in this period, and inform Fillmore that, in the absence of a superior proposal from Fillmore, the Company was prepared to enter into an amendment to its merger agreement with Formation Capital that would have as one of its terms a $40 million termination fee. During the evening of May 7, 2007, representatives of the Company delivered this message to representatives of Formation Capital. Formation Capital responded that it would not keep its May 7 offer open beyond noon on May 8, 2007.

At 10:30 a.m. on May 8, 2007, the special committee and the board of directors met telephonically, together with members of management, Goldman Sachs and Wachtell Lipton, to discuss developments since the previous evening’s meetings and to evaluate the options currently before the Company. Following discussions, including a session of the special committee (together with Mr. Fish, a non-management member of the board, who attended the special committee session at the special committee’s invitation) without members of management present, the board determined that it was advisable to reiterate to Formation Capital the request that it keep its most recent proposal open for a 24-hour period to enable the Company to give Fillmore an opportunity to put forward its best proposal.

Following further discussions and negotiations between representatives of the Company and representatives of Formation Capital that afternoon, representatives of Formation Capital orally informed representatives of the Company that Formation Capital was prepared to reinstate its May 7 proposal (which had expired at noon on May 8), with the modification that the per share purchase price of $67.50 would increase by $0.01664 per day (an annual rate of approximately 9%) from July 31, 2007 through August 31, 2007, and by $0.01849 per day (an annual rate of approximately 10%) from September 1, 2007 until the completion of the transaction. Representatives of Formation Capital orally informed representatives of the Company that Formation Capital agreed to keep the aforementioned proposal open until 9 p.m. on May 9, 2007. Formation Capital acknowledged that the Company intended to inform Fillmore that in as soon as 24 hours from the time of the call to Fillmore, the Company would be prepared to enter into an amended transaction with Formation Capital that would provide among its terms a $40 million termination fee. Shortly after receiving this communication from representatives of Formation Capital, representatives of the Company contacted Fillmore and delivered the message authorized by the board of directors at its May 8, 2007 meeting—namely, that Fillmore’s most recent proposal was not superior, that Fillmore would be given an opportunity to submit within 24 hours its best offer to the Company in a form suitable for approval by the Company’s board of directors, and that in the absence of a superior proposal from Fillmore within 24 hours, the board of directors would be prepared to enter into an amended transaction with Formation Capital that would provide among its terms a $40 million termination fee. Later that evening, the Company received from Formation Capital a written communication (including a proposal letter, form of merger agreement amendment, and related documents) formalizing the proposal communicated verbally by representatives of Formation Capital a few hours earlier. The written communication expressly stated that, unless earlier accepted by the Company, the current proposal would expire at 11:59 p.m., Eastern Daylight Time, on May 9, 2007 and that the Company was expressly permitted to deliver the message to Fillmore (without concern that doing so would violate any provision of the Formation Capital merger agreement or cause the withdrawal by Formation Capital of its most recent proposal).

In the evening of May 9, 2007, the Company received a revised letter from Fillmore, in which Fillmore proposed to acquire Genesis for $69.00 per share in cash, with no provision for any increase in the purchase price over time, together with draft documentation. The Fillmore letter stated that the proposal would remain in effect until 5:00 p.m., Eastern Daylight Time, on May 15, 2007 which, as a practical matter in light of the four calendar day waiting period imposed by the Formation Capital merger agreement, meant that the Company’s board would have until just before midnight the next day, May 10, 2007, to act on the Fillmore proposal. At 10 p.m. on May 9, 2007, the special committee and the board of directors of Genesis met telephonically, together with members of management, Wachtell Lipton and Goldman Sachs. Following discussions, including a session of the special committee (together with Mr. Fish, a non-management member of the board, who attended the special committee session at the special committee’s invitation) without members of management present, the Genesis board of directors made the determinations necessary under the Formation Capital merger agreement to permit the Company to provide information to Fillmore and to enter into discussions and negotiations with Fillmore regarding Fillmore’s May 9 proposal and authorized the Company and its representatives to communicate with Fillmore to clarify certain aspects of its May 9 proposal. The outstanding Formation Capital proposal was allowed to expire in accordance with its terms.

On May 10, 2007, a representative of Formation Capital called a representative of the Company to communicate that Formation Capital had reinstated the May 7 Formation Capital proposal, as modified on May 8, which had expired by its terms at 11:59 p.m., Eastern Daylight Time, on May 9, 2007. Also in the early evening of May 10, 2007, the Company received a revised proposal from Fillmore, which left the material terms unchanged but made some clarifying changes to the draft merger agreement and provided certain supplemental information.

During the evening of May 10, 2007, the special committee and the board of directors of Genesis met telephonically, together with members of management, Wachtell Lipton and Goldman Sachs. During this meeting, the directors heard presentations from LTCQ, Inc., which had been retained to advise the independent directors on quality of care issues, and by Fulbright & Jaworski L.L.P., independent regulatory counsel retained to advise the independent directors concerning the process for obtaining regulatory approvals for each of the proposed transactions, including likely timing and probability of success. Following these presentations and further discussion, the board determined to meet in person on May 14, 2007 to continue its deliberations.

In the evening of May 11, 2007, the Company received from Formation Capital a written letter formally reinstating Formation Capital’s $67.50 per share offer with additional consideration of $0.01664 per day (an annual rate of approximately 9%) from July 31, 2007 through August 31, 2007 and $0.01849 per day (an annual rate of approximately 10%) from September 1, 2007 until the completion of the transaction. In the early morning of May 14, 2007, the Company received from Fillmore a letter extending the time of expiration of its May 10, 2007 proposal to 5 p.m., Eastern Daylight Time, on May 21, 2007, from May 15, 2007, which, as a practical matter in light of the four-calendar-day waiting period imposed by the Formation Capital merger agreement, meant that the Company’s board would have until just before midnight on May 16, 2007 to act on the Fillmore proposal. Shortly before the May 14 board meeting, a representative of Formation Capital informed a representative of the Company that Formation Capital would be prepared to increase the base purchase price in its current proposal to $68.15 per share from $67.50 per share (with the same provisions for increase following July 31 and September 1), but only if the board would be willing to approve that day an amendment to the Company’s existing merger agreement with Formation Capital providing for a $40 million termination fee.

On May 14, 2007, the special committee and board of directors met in person at the offices of Wachtell Lipton in New York. Following extensive discussions, including review of materials prepared by outside regulatory counsel retained by the independent directors and materials provided by advisors on quality of care issues, it was the consensus of the special committee (which, together with Mr. Fish, a non-management member of the board, who attended the special committee session at the special committee’s invitation, met without members of management present) and the board of directors that the latest indication from Formation Capital was more favorable to the Company and its shareholders than the latest Fillmore proposal; however, to ensure that Fillmore fully understood the potential consequences of not submitting its best offer, the special committee and the board determined to inform Fillmore that the Company’s entry into an amended transaction with Formation was imminent, and that such amendment would include as one of its terms a $40 million termination fee. Representatives of the Company then contacted Fillmore and its representatives as directed by the board of directors and informed Fillmore and its representatives that the Company intended to enter into, in approximately 2-1/2 hours, an amendment to the existing agreement with Formation Capital that would have the financial terms described above and that would have as one of its terms a $40 million termination fee.

In the evening of May 14, 2007, the Company received a revised letter from Fillmore, in which Fillmore proposed to acquire Genesis either (1) at a price of $69.25 per share, with such amount to increase, in the event the Fillmore transaction were not to be completed before September 1, 2007, by approximately 8% per annum, $0.01518 per day, from September 1, 2007 until the completion of the transaction or (2) in the alternative, at a price of $69.65 per share, with no provision for any increase in the purchase price over time. The board of directors and the special committee reconvened shortly thereafter. Following discussions, including review of financial analyses prepared by Goldman Sachs that compared the present values of the proposals based on different assumptions of potential closing dates and varying assumed discount rates, the special committee determined unanimously that, of Fillmore’s two alternative proposals, the proposal of $69.25 per share in cash increasing at approximately 8% per year beginning September 1, 2007 (the “Preferred Fillmore May 14 Proposal”) was more favorable to the Company and its shareholders (due to the uncertainty of the timing of closing of a Fillmore transaction) than the proposal of $69.65 per share in cash, with no provision in the purchase price for any increase over time. Thereafter, the special committee, by a 4-2 vote, and the full board, by a 5-2 vote (with Mr. Hager, our chief executive officer, abstaining), determined the Preferred Fillmore May 14 Proposal to be a “Superior Proposal” (as that term is used in the Formation Capital merger agreement) and determined, subject to receipt from Fillmore of definitive documentation, to issue to Formation Capital a notice of the Company’s intention to terminate the Formation Capital merger agreement after the expiration of a four-calendar-day waiting period required by the merger agreement with Formation Capital. Fillmore’s proposal contained an outside date of November 15, 2007, meaning that either party could terminate the transaction if it had not been completed by that date. The directors instructed the Company’s representatives to request that Fillmore agree to a later outside date in order to provide time for the parties to deal with any unexpected contingencies, such as regulatory or antitrust delays.

Later that evening, the Company received from Fillmore draft documentation supplementing their proposal, including a draft merger agreement which, among other things, continued to reflect a November 15, 2007 outside date. In conversations that evening, the Company’s representatives requested that Fillmore agree to an outside date of December 31, 2007, to provide time for the parties to deal with any unexpected contingencies, such as regulatory or antitrust delays. Fillmore declined to do so, indicating that while it likely could finance the 8% ticking fee during the additional 46-day period from November 15 through December 31 (approximately $15 million in the aggregate), committing to do so now could have negative consequences for its existing equity or debt financing commitments. Also in the evening of May 14, 2007, the Company received a letter from Formation Capital, confirming in writing Formation Capital’s proposal, communicated verbally to the Company earlier, to increase the purchase price per share of the Company’s common stock to $68.15 per share, with such price increasing by $0.01680 per day (an annual rate of approximately 9%) from July 31, 2007 through August 31, 2007 and by $0.01867 per day (an annual rate of approximately 10%) from September 1, 2007 until the completion of the transaction.

In the morning of May 15, 2007, the Company issued to Formation Capital the notice of the Company’s intention to terminate the existing merger agreement with Formation Capital. Under the Formation Capital merger agreement, the Company can terminate the merger agreement in order to accept a “Superior Proposal,” but only if, among other things, it provides to Formation Capital four calendar days advance notice of its intention to do so and only if during such period Formation Capital does not make a counter-proposal that the board of directors determines to be “at least as favorable to the Company” as the competing proposal.

Early in the morning of May 17, 2007, representatives of the Company received from Fillmore a letter encouraging the Company, in the event Formation Capital were to make a counter-proposal that the board of directors determined to be at least as favorable to the Company as the Preferred Fillmore May 14 Proposal, to notify Fillmore in advance of agreeing to any such counter-proposal from Formation Capital. In response to this letter, in an effort to elicit Fillmore’s best offer, and in light of (a) Formation Capital’s repeated insistence on a restoration of the termination fee to at least $40 million as an inducement to Formation Capital to submit a proposal that would exceed, rather than merely match, the Fillmore proposal, (b) the fact that Formation Capital’s proposals consistently were conditioned upon the Company not disclosing the existence or terms such proposals to Fillmore and (c) Formation Capital’s rights under the Formation Capital merger agreement, representatives of the Company informed representatives of Fillmore, as well as Fillmore’s principal, that there could be no guarantee that the Company would (or would be permitted to) provide Fillmore with such notice, that Fillmore should assume that any future matching or superior amendment with Formation Capital would include a $40 million termination fee, and that in the absence of a specific, higher proposal from Fillmore, the Company would assume that the Preferred Fillmore May 14 Proposal represented Fillmore’s best offer. Later that morning and during the afternoon of May 18, 2007, representatives of Fillmore contacted representatives of the Company to indicate that Fillmore was working to improve its May 14 proposal by revising the “ticking fee” feature (but not the per share purchase price) so that Fillmore’s ticking fee would match Formation Capital’s in terms of starting time (July 31 rather than September 1) and rates. However, in the evening of May 17, a representative of Fillmore informed a representative of the Company that Fillmore would not be submitting a revised proposal. Also during the evening of May 17, representatives of Formation Capital informed representatives of the Company that Formation Capital would be submitting a counter-proposal the next day and that such counter-proposal would be conditioned upon the Company not disclosing its existence or terms prior to accepting it.

Late in the morning of May 18, 2007, Formation Capital submitted to the Company a revised proposal and supporting documentation providing for a purchase price of $69.35 per share, with such amount to increase in the event that the Formation Capital transaction is not completed before July 31, 2007 by $0.01710 per day (an annual rate of approximately 9%) from July 31, 2007 through August 31, 2007 and by $0.01900 per day (an annual rate of approximately 10%) from September 1, 2007 until the completion of the transaction. The proposal included a termination fee of $40 million. The proposal stated that it would terminate automatically should the Company disclose its existence or terms but would otherwise expire automatically at 7:00 p.m., Eastern Daylight Time, on May 18, 2007, unless accepted earlier. The supporting documentation included, among other things, executed versions of amendments to the merger agreement, the equity commitment letter and the limited guarantee as well as updated descriptions of the sources and uses of the funds Formation Capital would expend in connection with the revised proposal. During the morning and afternoon of May 18, representatives of Fillmore contacted representatives of the Company. During these conversations, the Company representatives repeated their message from the preceding several days, namely that there could be no guarantee that the Company would (or would be permitted to) provide Fillmore with notice of any counter-proposal from Formation Capital, that Fillmore should assume that any future matching or superior amendment with Formation Capital would include a $40 million termination fee, and that in the absence of a specific, higher proposal from Fillmore, the Company would assume that the Preferred Fillmore May 14 Proposal represented Fillmore’s best offer.

In the late afternoon of May 18, 2007, the special committee and the board of directors of Genesis met telephonically, together with members of management, Goldman Sachs, Wachtell Lipton and other advisors. Wachtell Lipton and Goldman Sachs updated the directors on developments since the meeting on May 14, 2007, including as to contacts with Fillmore and Formation Capital. The special committee (together with Mr. Fish, a non-management member of the board, who attended the special committee session at the special committee’s invitation) then met without members of management present. Goldman Sachs made a financial presentation to the directors that included, among other things, financial analyses comparing the present values of the latest Fillmore and Formation Capital proposals based on varying assumptions of potential closing dates and assumed discount rates, and then delivered to the special committee of the board of directors and the board of directors its oral opinion, confirmed by delivery of a written opinion dated May 18, 2007, to the effect that, as of that date and based on and subject to factors and assumptions set forth in its opinion, the merger consideration to be received by holders of Genesis common stock pursuant to the merger agreement, as amended through May 18, 2007, was fair from a financial point of view to such holders. Following further discussion, the special committee unanimously determined that the revised proposal from Formation Capital was superior to the Preferred Fillmore May 14 Proposal and that it was sufficiently superior to warrant (or possibly require) agreeing to Formation Capital’s demand for a $40 million termination fee, and unanimously resolved to recommend that the full board of directors approve the amended Formation Capital transaction. Thereafter, the full board of directors unanimously (with Mr. Hager, our chief executive officer, abstaining) adopted resolutions approving the execution, delivery and performance of the amendment to the merger agreement and resolved unanimously to recommend that the shareholders of the Company vote to approve the merger agreement, as amended, and the merger. In the early evening, the parties executed the amendment to the merger agreement. In the afternoon of Saturday May 19, 2007, the Company issued a press release announcing the amended transaction.

UPDATED REASONS FOR THE MERGER; RECOMMENDATION
OF THE BOARD OF DIRECTORS

After careful consideration, the Genesis board of directors, acting on the unanimous recommendation of its special committee consisting solely of independent, non-management directors, has unanimously (with Mr. Hager, our chief executive officer, abstaining) determined that the amended merger agreement and the proposed merger are in the best interests of Genesis and its shareholders. Accordingly, the Genesis board of directors unanimously recommends that you vote “FOR” the adoption of the amended merger agreement and the approval of the merger, as amended.

In reaching their respective determinations and recommendations, the special committee and the full board of directors re-examined and reconsidered the matters described in “The Merger—Reasons for the Merger; Recommendation of the Board of Directors” beginning on page 22 of the definitive proxy statement, in “Reasons for the Merger; Recommendation of the Board of Directors” beginning on page S-10 of the April 23 proxy supplement, and in “Reasons for the Merger; Recommendation of the Board of Directors” beginning on page S-12 of the May 3 proxy supplement. In addition, the special committee and the full board of directors considered, in consultation with their financial and legal advisors, the following additional factors and potential benefits of the merger, each of which our board of directors believed supported its decision:

•       that the amended $69.35 per share consideration, before giving effect to the additional consideration payable if the transaction is not completed by July 31, provides for $4.10 per share of additional cash value above the $65.25 per share consideration provided by the May 1 amendment to the Formation Capital merger agreement;

•       that the merger consideration will increase by $0.01710 per share each day (an annual rate of approximately 9%) from July 31, 2007 through August 31, 2007 and by $0.01900 each day (an annual rate of approximately 10%) beginning September 1, 2007 until the transaction is completed, which helps protect the value of the merger consideration to be received by Genesis shareholders from time value of money loss in the event that the transaction is not completed by July 31, 2007;

•       that the Formation Capital transaction, as amended by the May 18 amendment, is superior to the Preferred Fillmore May 14 Proposal (which provided for a purchase price of $69.25 per share in cash, increasing at a rate of $0.01518 per day (approximately 8% per year) beginning September 1, 2007 until the completion of a potential transaction with Fillmore, if such transaction were not to be completed by August 31, 2007), including that the Preferred Fillmore May 14 Proposal offered a lower base price and a lower amount of additional consideration (approximately 8% per annum vs. 9% to 10% per annum in the Formation Capital transaction) that would begin to accrue later (September 1 vs. July 31 in the Formation Capital transaction), and in light of the special committee’s and board of directors’ belief that the Formation Capital transaction is likely to be completed at least 60-120 days sooner than a transaction with Fillmore, and the greater certainty of closing associated with the Formation Capital transaction;

•       the historical trading prices of our common stock, including the fact that the per share cash merger consideration of $69.35, prior to giving effect to any additional consideration payable depending on when the transaction closes, represents a premium of approximately 31.2% over the pre-announcement all-time high closing price of $52.85 per share reached on January 12, 2007 (the last full trading day before the announcement of the execution of the merger agreement with Formation Capital), and a premium of approximately 44.3% over the average closing price of Genesis common stock over the 30 trading days ending on January 12, 2007, the last trading day before the announcement of the Formation Capital transaction on January 16, 2007;

•       our special committee’s and board of directors’ belief that the $40 million termination fee (1) is reasonable in light of the additional value generated for shareholders by the May 18 amendment to the Formation Capital merger agreement, (2) represents approximately 2.4% of the total equity value of the transaction, well within the range of termination fees provided in other transactions of this size and nature, (3) would not preclude another party from making a competing proposal, and (4) is below the $50 million termination fee contained in the original Formation Capital merger agreement and in the merger agreements proposed by Fillmore in January and as recently as May 7, 2007. In this connection, the directors considered that (A) the increase in the termination fee to $40 million from $15 million (reduced from $50 million in the original Formation Capital merger agreement) was demanded by Formation Capital and was believed by the special committee and board of directors, after weeks of negotiation with Formation Capital, to be necessary in order to induce Formation Capital to offer value that exceeds, rather than merely matches, the Preferred Fillmore May 14 Proposal, (B) the Company had no ability to obtain a higher price from Fillmore if the Company had not induced Formation Capital to submit a strong counter-proposal, (C) Fillmore was informed numerous times that, in the absence of a specific, higher proposal from Fillmore, the Company would assume that the Preferred Fillmore May 14 Proposal represented Fillmore’s best offer and that, if Formation Capital provided a superior counter-proposal, the Company might enter into an agreement with a $40 million termination fee, and (D) Fillmore had been asked for its best offer numerous times, and that, after receiving the information referred to in clause (C) and being informed of the potential consequences, Fillmore representatives first informed Company representatives that Fillmore would be improving its proposal by revising the “ticking fee” feature but then informed Company representatives that, on further consideration, Fillmore would not be submitting an improved proposal;

•       that the release of parties from applicable “standstill provisions” remains in effect and, subject to compliance with the terms and conditions of the Formation Capital merger agreement, the Company continues to be permitted to (a) receive unsolicited competing proposals, to respond to any such unsolicited proposal that is, or would reasonably be expected to result in, a Superior Proposal (as defined in the Formation Capital merger agreement) and (b) terminate the Formation Capital merger agreement in order to approve an alternative transaction proposed by a third party that is a Superior Proposal, upon the payment of a $40 million termination fee;

•       the special committee’s and board of directors’ belief, informed in part by presentations from management and from Goldman Sachs, that the merger, as amended, is more favorable to the Company than the potential value that could be expected to be generated from the various other strategic alternatives available to the Company, including the alternatives of remaining independent and pursuing the current strategic plan, and various recapitalization and restructuring strategies, taking into account the potential risks and uncertainties associated with those alternatives and any developments pertaining to the potential value of such alternatives since January 15, 2007;

•       the financial presentations of Goldman Sachs, including its opinion dated May 18, 2007, to the special committee and the board of directors that, as of the date of the opinion and subject to the various assumptions, qualifications and limitations set forth therein, the merger consideration to be received by holders of Genesis common stock pursuant to the Formation Capital merger agreement, as amended, was fair, from a financial point of view, to such holders, as more fully described below in “Opinion of Goldman, Sachs & Co.”;

•       the review by our board of directors and special committee, in consultation with its legal and financial advisors, of the terms of the May 18 amendment to the Formation Capital merger agreement, and the fact that the terms of the amended transaction are more favorable to the Company and its shareholders than the terms of the original transaction, as amended on April 19,

2007 and May 1, 2007, as well as more favorable to the Company and its shareholders than the terms of the Preferred Fillmore May 14 Proposal;

•       information and analysis provided by Fulbright & Jaworski L.L.P., independent regulatory counsel retained to advise the independent directors, regarding the likely timing and probabilities of success for the obtaining of necessary regulatory approvals by Formation Capital and Fillmore, respectively, and information and analysis provided by LTCQ, Inc., which had been retained to advise the independent directors on quality of care issues;

•       that the Formation Capital transaction continues to be likely to be completed if approved by shareholders;

•       that Formation Capital, having worked since mid-January 2007 to obtain regulatory approvals, appears to be on track to obtain all required regulatory approvals during the month of July, and possibly by July 1, 2007, and that Fillmore’s estimate that Fillmore could obtain all regulatory approvals within 100 days (early September, at the earliest) appears to rely on aggressive assumptions and remains subject to the risks, delays and vagaries of any multi-state regulatory process, including risk of delay beyond the control of Fillmore and the Company; and

•       that because the increase in the merger consideration is being financed through an enhanced equity commitment and not debt, the increase will not result in higher leverage relative to the leverage that would result from the acquisition as originally structured and hence will not expose the Company to the potential risks that additional leverage could have on the Company’s operations and financial condition.

In addition, the board of directors considered the unanimous determinations and recommendations of the special committee in favor of the amended Formation Capital transaction.

In view of the wide variety of factors considered by the board of directors, the amount of information considered and the complexity of these matters, the board of directors did not find it practicable to, and did not attempt to, rank, quantify, make specific assignments of, or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the board of directors gave different weights to different factors. Our board of directors considered these factors as a whole, and in their totality considered them to be favorable to, and to support, its determinations.

OPINION OF GOLDMAN, SACHS & CO.

Goldman, Sachs & Co. rendered its opinion to the special committee of the board of directors and the board of directors of the Company that, as of May 18, 2007 and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be received by the holders of shares of Genesis common stock pursuant to the merger agreement, as amended through May 18, 2007, was fair from a financial point of view to such holders. The full text of the written opinion of Goldman Sachs, dated May 18, 2007, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy supplement and is incorporated by reference in its entirety into this proxy supplement. Goldman Sachs provided its opinion for the information and assistance of the special committee of the board of directors and the board of directors of Genesis in connection with their consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of the Genesis common stock should vote with respect to the merger.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

—             the merger agreement as amended through May 18, 2007;

—             annual reports to shareholders and Annual Reports on Form 10-K of Genesis for the four fiscal years ended September 30, 2006;

—             certain interim reports to shareholders and Quarterly Reports on Form 10-Q of Genesis;

—             certain other communications from the Company to shareholders; and

—             certain internal financial analyses and forecasts for the Company prepared by its management (the “management projections”).

Goldman Sachs also held discussions with members of the senior management of Genesis regarding their assessment of the past and current business operations, financial condition and future prospects of the Company. In addition, Goldman Sachs reviewed the reported price and trading activity for Genesis common stock, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the healthcare industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering the opinion described above. In that regard, Goldman Sachs assumed, with the consent of the special committee of the board of directors and the board of directors, that the management projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company’s management. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and Goldman Sachs was not furnished with any evaluation or appraisal of the assets or liabilities of the Company or any of its subsidiaries. Goldman Sachs’ opinion did not address the underlying business decision of Genesis to engage in the merger, the relative merits of the merger as compared to any alternative transaction that might be available to Genesis or the likely timeframe in which the Transaction or any alternative transaction would be consummated. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date thereof.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the special committee and the board of directors of the Company in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 17, 2007 and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis.   Goldman Sachs reviewed the historical trading prices and volumes for Genesis common stock for the three-year period ended May 17, 2007. In addition, Goldman Sachs analyzed the consideration to be received by holders of Genesis common stock pursuant to the merger agreement in relation to various market prices of Genesis common stock, as more fully set forth below.

This analysis indicated that the price per share to be paid to Genesis stockholders pursuant to the merger agreement represented:

—             a premium of 1.4% based on the May 17, 2007 market price of $68.42 per share;

—             a premium of 31.2% based on the January 12, 2007 market price of $52.85 per share, the price before the first public announcement of the merger;

—             a premium of 84.5% based on the average market price since the public trading of shares of Genesis common stock commenced on December 2, 2003;

—             a premium of 44.1% based on the three-month average market price as of January 12, 2007 of $48.13 per share;

—             a premium of 46.8% based on the six-month average market price as of January 12, 2007 of $47.25 per share;

—             a premium of 52.7% based on the one-year average market price as of January 12, 2007 of $45.41 per share;

—             a premium of 60.4% based on the two-year average market price as of January 12, 2007 of $43.23 per share;

—             a premium of 31.2% based on the 52-week high market price as of January 12, 2007 of $52.85 per share; and

—             a premium of 92.1% based on the 52-week low market price as of January 12, 2007 of $36.10 per share.

Selected Companies Analysis.   Goldman Sachs reviewed and compared certain current and historical financial information for the Company corresponding to current and historical financial information, ratios and public market multiples for the following comparable companies in the long-term care industry:

•       ManorCare

•       Extendicare

•       Kindred Healthcare

Although none of the selected companies is directly comparable to Genesis, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Genesis.

Goldman Sachs also calculated and compared various financial multiples and ratios. The multiples and ratios were based on the latest publicly available financial statements and International Brokers’ Estimate System, or IBES, estimates. With respect to the selected companies, Goldman Sachs calculated:

•       the market price per share as of May 17, 2007 as a percentage of the 52-week high market price;

•       the fully diluted equity market capitalization;

•       the enterprise value (“EV”);

•       the enterprise value multiples based on last twelve months EBITDA;

•       the estimated five-year earnings per share compound annual growth rate (“CAGR”);

•       the estimated price to earnings multiples for 2007 and 2008; and

•       the estimated price to earnings growth (“PEG”) ratio for 2008.

The results of these analyses are summarized as follows:

					Enterprise
					Value	Calendarized
	Closing	% of 52	Equity		Multiples	P/E
	Price	Week	Market	Enterprise	(LTM)	Multiples		5 Year EPS
Company	17-May-2007	High	Cap	Value	EBITDA	2007	2008	CAGR
			(in millions)	(in millions)
Manor Care	$67.90	100%	$5,097	$6,015	13.3x	24.3x	21.6	15.0%
Extendicare(1)	$20.20	87%	$1,407	$2,065	9.5x	NA	NA	NA
Kindred Healthcare	$32.01	88%	$1,329	$1,421	6.1x	20.3x	17.0	12.5%
Genesis	$68.27	99%	$1,391	$1,833	10.9x	25.8x	22.5	14.9%

(1)          Extendicare share price of $20.20 per share is as of November 9, 2007. On November 10, 2007, Extendicare announced the successful completion of the reorganization resulting in the distribution of Assisted Living Concepts to Extendicare shareholders and the conversion of the remaining business of Extendicare into a Canadian REIT. Extendicare share price and volume have been impacted by the completion of this reorganization.

Goldman Sachs also reviewed the one-year, two-year, three-year, five-year and ten-year historical average enterprise value multiples of last twelve months EBITDA, and price to next twelve months earnings multiples for the above mentioned companies along with Beverly Enterprises. Goldman Sachs compared the multiples for each company, as of May 17, 2007 and as of January 12, 2007, to its historical multiples, and compared the May 17, 2007 and January 12, 2007 multiples and historical multiples for Genesis to the May 17, 2007 and January 12, 2007 multiples and historical multiples for the comparable companies. The results of these analyses are summarized as follows:

Historical Average EV / LTM EBITDA Multiples

	Current	12-Jan-2007	1 Year	2 Year	3 Year	5 Year	10 Year
Beverly	NA	NA	8.8x	8.8x	8.1x	6.6x	7.3x
Current Premium			NA	NA	NA	NA	NA
Extendicare	NA	6.4x	7.4x	6.9x	7.0x	7.2x	8.0x
Current Premium			-13.0%	-6.1%	-8.4%	-10.1%	-19.3%
Kindred	6.1x	5.1x	4.1x	4.3x	4.6x	NA	NA
Current Premium			24.4%	18.5%	10.7%	NA	NA
ManorCare	13.3x	10.6x	10.0x	9.5x	9.5x	9.1x	9.8x
Current Premium			5.6%	11.4%	11.6%	16.1%	8.0%
Composite	9.7x	7.4x	7.4x	7.2x	7.3x	7.1x	8.1x
Genesis	10.9x	9.4x	8.0x	8.0x	7.8x	NA	NA
Current Premium to Genesis Historical %			17.4%	18.1%	21.1%	NA	NA
Current Premium to Composite %	12.4%	28.2%	28.0%	30.4%	30.0%	33.6%	17.1%
Historical Premium to Composite %			9.1%	10.4%	7.3%	NA	NA

Historical Average NTM P/E Multiples

	Current	12-Jan-2007	1 Year	2 Year	3 Year	5 Year	10 Year
Beverly	NA	NA	12.8x	14.2x	14.0x	13.2x	13.1x
Current Premium			NA	NA	NA	NA	NA
Extendicare	NA	18.7x	17.1x	14.9x	14.3x	15.7x	14.7x
Current Premium			9.7%	26.0%	30.8%	19.0%	27.2%
Kindred	20.0x	18.4x	17.1x	15.9x	15.2x	14.4x	NA
Current Premium			7.9%	16.1%	21.1%	28.2%	NA
ManorCare	23.8x	18.5x	19.4x	18.4x	18.1x	17.3x	17.4x
Current Premium	-4.7%	0.2%	2.0	6.8%	6.1%
Composite	21.9x	18.5x	17.2x	16.1x	15.9x	15.5x	15.2x
Genesis	25.0x	21.0x	19.1x	18.4x	18.4x	18.4x	NA
Current Premium to Genesis Historical %			9.5%	13.8%	14.2%	14.3%	NA
Current Premium to Composite %	14.2%	13.1%	22.1%	30.7%	32.1%	35.6%	38.1%
Historical Premium to Composite %			11.4%	14.8%	15.6%	18.7%	NA

Discounted Cash Flow Analysis.   Goldman Sachs performed a discounted cash flow analysis of Genesis using the management projections, which gave effect on a pro forma basis to the acquisitions by

Genesis of the Sandy River, Waldorf and WV Pack facilities. Goldman Sachs calculated indications of net present value of unlevered free cash flows for Genesis for the years 2007 through 2011 using discount rates ranging from 11.0% to 9.0%. The analysis was based on terminal value EBITDA multiples ranging from 7.0x to 9.0x estimated 2011 EBITDA. The analysis resulted in illustrative per share value indications ranging from $48.45 to $66.10 per share of Genesis common stock. Goldman Sachs also performed a discounted cash flow analysis reflecting illustrative changes in sales growth and EBIT margins, ranging from -1.0% to 1.0% for each of these and using a discount rate of 10.0% and an 8.0x EBITDA terminal value in 2011. This analysis resulted in illustrative per share value indications ranging from $46.99 to $67.46 per share of Genesis common stock.

Leveraged Buyout Analysis.   Goldman Sachs performed an illustrative leveraged buyout analysis using the management projections, which included the effect of a make-whole payment on the convertible notes and the issuance of additional shares for restricted stock units. Goldman Sachs assumed, for purposes of this analysis, a purchase price of $69.35 per share and base leverage of 7.0x FY 2007 EBITDA. Goldman Sachs also assumed a range of estimated EBITDA exit multiples of 8.0x to 10.0x for the assumed exit year of 2011, which reflect illustrative implied prices at which a hypothetical financial buyer might exit its investment in Genesis. This analysis resulted in illustrative equity returns to a hypothetical financial buyer ranging from 5.1% to 13.7%.

Using the same forecasts, Goldman Sachs also performed a sensitivity analysis on the illustrative leveraged buyout analysis. Goldman Sachs performed its sensitivity analysis on the illustrative buyout analysis assuming an exit year of 2011, and leverage multiples of 6.0x to 8.0x based on management’s estimated FY 2007 EBITDA. Based on the 6.0x to 8.0x range of leverage levels derived from 2007 estimated EBITDA multiples and a 2011 EBITDA exit multiple of 9.0x, the sensitivity analysis indicated illustrative equity returns to a hypothetical financial buyer ranging from 8.7% to 10.9% based on the acquisition price of $69.35 per share of Genesis common stock.

Selected Precedent Transactions Analysis.   Goldman Sachs analyzed certain information relating to the following selected transactions in the skilled nursing, assisted living and rehabilitation industry since June 2003:

Date Announced	Acquiror	Target
19-Oct-06	Sun Healthcare	Harborside
12-Jul-06	JER Partners and Formation Capital	Tandem Health Care
20-Nov-05	Pearl Senior Care	Beverly Enterprises
25-Oct-05	Kindred Healthcare	Commonwealth Communities
7-Oct-05	Concentra	OH+R
4-Nov-04	Extendicare	Assisted Living Concepts
29-Jun-04	National Senior Care	Mariner Health Care
30-Jun-03	Select Medical	Kessler Rehabilitation

For each of the selected transactions, Goldman Sachs calculated and compared the transaction value as a multiple of last twelve months EBITDA.

The following table presents the results of this analysis:

	Transaction value as a multiple of LTM EBITDA
High	10.7	x
Mean	9.2	x
Median	9.4	x
Low	7.3	x

The transaction value as a multiple of the reported LTM EBITDA for Genesis as of March 31, 2007, per the public filings by Genesis, is 11.1x. After adjusting the March 31, 2007 LTM EBITDA, per Genesis’ management, for non-recurring items and pro forma adjustments to reflect the full year impact of the acquisitions of Waldorf, WV Pack and Sandy River, the transaction value as a multiple of LTM EBITDA is 10.6x.

Selected Precedent Leveraged Buyout Transactions.   Goldman Sachs analyzed certain information relating to the following selected leveraged buyout transactions in the healthcare services industry since September 12, 2003:

•       Universal Hospital Services

•       HealthSouth (Surgery Centers)

•       Cardinal’s PTS division

•       USPI

•       DCA Group Ltd.

•       HCA

•       National Mentor

•       Multiplan

•       CRC Health

•       Skilled Healthcare Group

•       Team Health

•       LifeCare

•       Select Medical

•       AMR / EmCare

•       Vanguard Health Systems

•       US Oncology

•       IASIS Healthcare

•       VWR International

•       Quintiles Transnational

The following table presents the results of this analysis:

Transaction Value / EBITDA
High	11.6 x
Mean	8.9 x
Median	8.9 x
Low	6.0 x

The transaction value as a multiple of the reported LTM EBITDA for Genesis as of March 31, 2007, per the public filings by Genesis, is 11.1x. After adjusting the March 31, 2007 LTM EBITDA, per Genesis’ management, for non-recurring items and pro-forma adjustments to reflect the full year impact of the acquisitions of Waldorf, WV Pack and Sandy River, the transaction value as a multiple of LTM EBITDA is 10.6x.

Selected Precedent Premia Analysis.   Goldman Sachs analyzed the premia paid in the following selected leveraged buyout transactions since January 22, 2006:

Date of Announcement	Target	Acquiror
17-May-07	Alliance Data	Blackstone
16-May-07	Bausch & Lomb	Warburg Pincus
26-Apr-07	Harman International	KKR/GS
24-Apr-07	Alliance Boots	KKR/Management
01-Apr-07	First Data	KKR
20-Mar-07	Affiliated Computer Services	Cerberus/Management
18-Mar-07	Service Master	CD&R
11-Mar-07	Dollar General	KKR
25-Feb-07	TXU	KKR/TPG/GS/MS/Citi/Lehman
16-Dec-06	Biomet	Blackstone/GS/KKR/TPG
19-Nov-06	Equity Office Properties	Blackstone
08-Oct-06	Cablevision Systems	Dolan Family Group
02-Oct-06	Harrah’s Entertainment	Apollo Management/TPG
02-Oct-06	AWG PLC	Osprey Acquisitions
25-Sep-06	DCA Group	CVC
15-Sep-06	Freescale Semiconductor	Blackstone, Carlyle, Permira Funds, TPG
05-Sep-06	MacDermid	Court Square Capital Partners
31-Aug-06	Intergraph	Hellman & Friedman, TPG
28-Aug-06	Kinder Morgan	Kinder/Morgan/Two BOD Members/GS/AIG/Carlyle/Riverstone
08-Aug-06	Aramark	GS/CCMP/JPM/TH Lee/Warburg
24-July-06	HCA	Bain Capital/KKR/Merrill Lynch
21-July-06	NCO Group	One Equity Partners
13-July-06	Petco Animal Supplies	Green Equity Investors/TPG Partners
30-Jun-06	Michaels Stores	Bain Capital/Blackstone
26-Jun-06	Univision Communications	Madison Dearborn/Providence/TPG/TH Lee
31-May-06	West Corp	TH Lee/Quadrangle
05-Mar-06	CarrAmerica Realty	Blackstone
03-Mar-06	Education Management	Providence/GS
20-Feb-06	Meristar Hospitality	Blackstone
22-Jan-06	Albertson’s	Supervalu/Cerberus/CVS

For each of the selected transactions, Goldman Sachs analyzed the premia of the transaction price relative to the initial bid, relative to the target’s undisturbed trading price, relative to the target’s trading price over the average one-week and one-month period prior to announcement of the transaction and relative to the target’s 52-week high trading price.

The following table presents the results of this analysis:

	Premium to
	Initial Bid	Undisturbed	1-Week Prior	1-Month Prior	52-Week High
Mean	1.9%	23.1%	22.7%	24.8%	2.2%
Median	0.0%	20.2%	20.8%	22.9%	2.5%

The following table presents the corresponding premia for the Genesis transaction:

	Premium to
	Initial Bid	Undisturbed(2)	1-Week Prior(3)	1-Month Prior	52-Week High
Genesis	34.7%	47.0%	46.2%	43.4%	31.2%

(2)          Based on Genesis undisturbed stock price of $47.18 per share on January 8, 2007.

(3)          Based on Genesis stock price on January 12, 2007, the last trading day prior to initial transaction announcement.

Illustrative Recapitalization Analysis.   Goldman Sachs analyzed an illustrative recapitalization transaction involving Genesis and the theoretical value that its stockholders could receive in such a transaction, using the management projections. In this illustrative recapitalization analysis, Goldman Sachs assumed that Genesis used the proceeds from new debt issuances to finance a common stock share repurchase program. Goldman Sachs considered five separate scenarios including an upfront repurchase using proceeds from incremental debt of $100 million, $200 million, $300 million and $400 million, along with a case in which Genesis issues $100 million of debt each year for four consecutive years and repurchases its stock. The analysis assumed a 2.0% issuance fee, resulting in 98.0% of net proceeds from debt being available for share repurchase. The premium paid in each case was 5.0%, 7.5%, 10.0% and 12.5%, respectively, for the four upfront cases, and a 5.0% premium to the projected stock price in each year, assuming a 14% annual stock price growth, for the case in which Genesis repurchases stock for four consecutive years. The theoretical post-recapitalization value of Genesis’ shares of common stock was calculated using an estimated one-year forward price to earnings multiple of 18.0x to the pro forma EPS. Goldman Sachs then calculated the present value of Genesis shares of common stock based on a discount rate of 11.5%. The analysis resulted in a range of implied present values of $49.66 to $55.62 per share of common stock.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Genesis or the contemplated transaction.

Goldman Sachs prepared these analyses for purposes of providing its opinion to the special committee of the board of directors and the board of directors of the Company as to the fairness from a financial point of view of the merger consideration to be received by the holders of shares of Genesis common stock pursuant to the merger agreement, as amended through May 18, 2007. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arm’s-length negotiations among the Company, Formation Capital and JER Partners and was approved by the Company’s board of directors. Goldman Sachs provided advice to the Company’s board of directors and the special committee of the board of directors during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to the Company, the special committee of its board of directors or its board of directors or that any specific amount of consideration constituted the only appropriate consideration for the merger.

As described above, Goldman Sachs’ opinion to Genesis’ board of directors was one of many factors taken into consideration by Genesis’ board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B to this supplement.

Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs acted as financial advisor to the special committee of the board of directors and the board of directors of the Company in connection with, and participated in certain of the negotiations leading to, the transaction contemplated by the merger agreement. In addition, Goldman Sachs has provided certain investment banking services to Genesis from time to time, including having acted as co-manager in connection with the offering of 8% Senior Subordinated Notes due 2013 by Genesis (aggregate principal amount $225,000,000) in October 2003, bookrunning manager in connection with the offering of 6.875% Senior Subordinated Notes due 2013 by NeighborCare, formerly Genesis Health Ventures, Inc., (aggregate principal amount $250,000,000) in November 2003, co-advisor to Genesis Health Ventures, Inc. in connection with the spin-off of Genesis in December 2003, having delivered an opinion on January 15, 2007 to the special committee of the board of directors of the Company and the board of directors of the Company that, as of such date, the $63.00 per Share in cash to be received by holders of Shares pursuant to the merger agreement (as in effect on January 15, 2007) was fair, from a financial point of view, to such holders, having delivered an opinion on April 19, 2007 to the special committee of the board of directors of the Company and the board of directors of the Company that, as of such date, the $64.25 per Share in cash to be received by holders of Shares pursuant to the merger agreement (as in effect on April 19, 2007) was fair, from a financial point of view, to such holders and having delivered an opinion on May 1, 2007 to the special committee of the board of directors of the Company and the board of directors of the Company that, as of such date, the merger consideration to be received by holders of Shares pursuant to the Agreement (as in effect on May 1, 2007) was fair, from a financial point of view, to such holders. Goldman Sachs also may provide investment banking services to Genesis and its affiliates and each of the financial sponsors of FC-GEN Acquisition, Inc. and their respective affiliates and portfolio companies in the future. In connection with the above-described investment banking services Goldman Sachs received, and may receive in the future, compensation.

Goldman Sachs is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman Sachs and its affiliates may provide services to Genesis and its affiliates and each of the financial sponsors of FC-GEN Acquisition, Inc. and their respective affiliates and portfolio companies, may actively trade the debt and equity securities (or related derivative securities) of Genesis and affiliates and portfolio companies of each of the financial sponsors of FC-GEN Acquisition, Inc. for their own account and for the accounts of their customers and may at any time hold long and short positions of these securities. Affiliates of Goldman Sachs have co-invested with affiliates of each of the financial sponsors of FC-GEN Acquisition, Inc. from time to time and may co-invest with affiliates of each of the financial sponsors of FC-GEN Acquisition, Inc. in the future, and affiliates of Goldman Sachs may also invest in the future in limited partnership units of affiliates of each of the financial sponsors of FC-GEN Acquisition, Inc.

The special committee of the board of directors of the Company selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement, dated October 23, 2006, the special committee of the board of directors of Genesis engaged Goldman Sachs to act as its financial advisor to advise the Company with respect to the Company’s strategic alternatives. Pursuant to the terms of this engagement letter, the Company has agreed to pay Goldman Sachs certain fees, a portion of which was payable upon execution of the engagement letter and another portion upon the delivery of a fairness opinion by Goldman Sachs (or upon communication to the special committee of the board of directors regarding Goldman Sachs’ inability to provide such opinion). The Company has also agreed to pay Goldman Sachs a transaction fee of 0.80% of the aggregate consideration paid in the merger, which is payable upon consummation of the merger and against which any fees, to the extent paid, will be credited.

In addition, the Company has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

NO RIGHTS OF APPRAISAL OR DISSENTERS’ RIGHTS

Under Pennsylvania law, shareholders of a corporation are not entitled to exercise dissenters’ rights if shares of the corporation are registered on a national securities exchange, quoted on the National Association of Securities Dealers, Inc. automated quotation system or held beneficially or of record by more than 2,000 persons. Consequently, because shares of Genesis’ common stock are quoted on NASDAQ, you will not have the right to exercise dissenters’ rights. If the amended merger agreement is approved and the merger is completed, shareholders who voted against the approval of the amended merger agreement will be treated the same as shareholders who voted for the approval of the amended merger agreement and their shares will automatically be converted into the right to receive the merger consideration.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The Company’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at http://www.sec.gov.

Any person, including any beneficial owner, to whom this supplement to the proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at Genesis HealthCare Corporation, 101 East State Street, Kennett Square, Pennsylvania 19348-3021, Attn: Investor Relations, telephone: 610-925-2000.

No persons have been authorized to give any information or to make any representations other than those contained in this supplement to the proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This supplement to the proxy statement is dated May 22, 2007. You should not assume that the information contained in this supplement to the proxy statement is accurate as of any date other than that date, and the mailing of this supplement to the proxy statement to shareholders shall not create any implication to the contrary.

By Order of the Board of Directors,

Eileen M. Coggins, Esquire
Senior Vice President, General Counsel and Corporate Secretary

ANNEX A

AMENDMENT NO. 4
TO THE
AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 4 (this “Amendment”) is made and entered into as of May 18, 2007 by and among FC-GEN ACQUISITION, INC., a Delaware corporation (“Parent”), GEN ACQUISITION CORP., a Pennsylvania corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and GENESIS HEALTHCARE CORPORATION, a Pennsylvania corporation (the “Company”), to amend that certain AGREEMENT AND PLAN OF MERGER, dated as of January 15, 2007, as amended as of January 25, 2007, April 19, 2007, and May 1, 2007, by and among Parent, Merger Sub and the Company (as amended hereby, and as it may have been and may be further amended from time to time, the “Merger Agreement”).

WHEREAS, Section 10.4 of the Merger Agreement provides for the amendment of the Merger Agreement in accordance with the terms set forth therein;

WHEREAS, the Board of Directors of the Company has (i) determined that it is in the best interests of the Company to enter into this Amendment, (ii) approved the execution, delivery and performance of this Amendment and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend adoption of the Merger Agreement, as amended by this Amendment, by the shareholders of the Company;

WHEREAS, the Board of Directors of Parent has approved this Amendment and declared it advisable for Parent to enter into this Amendment; and

WHEREAS, the parties hereto desire to amend the Merger Agreement as set forth below.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

1.                 Merger Consideration. Section 3.1(c) of the Merger Agreement is hereby amended by deleting the words:

“$65.25 in cash, without interest; provided, however, that if the Closing does not occur prior to July 31, 2007, the amount in cash each such Share shall be entitled to receive shall be increased by $0.01609 each day until the day the Closing occurs, beginning (and including) July 31, 2007 ($65.25 or such greater amount per Share as provided in this Section 3.1(c), the “Merger Consideration”). The Merger Consideration shall be payable to the holder of each Share”, and replacing such words with:

“$69.35 in cash, without interest; provided, however, that if the Closing does not occur prior to July 31, 2007, the amount in cash each such Share shall be entitled to receive shall be increased by the Specified Amount (as defined below) each day until the day the Closing occurs, beginning (and including) July 31, 2007 ($69.35 or such greater amount per Share as provided in this Section 3.1(c), the “Merger Consideration”). The term “Specified Amount” shall mean (i) on or after July 31, 2007 through and including August 31, 2007, $0.01710 or (ii) on or after September 1, 2007, $0.01900. The Merger Consideration shall be payable to the holder of each Share”.

2.                 Amendment to Section 1.1.  The definition of “Termination Fee” set forth in Section 1.1 of the Merger Agreement is hereby amended by replacing the phrase “$15 million” therein by the phrase “$40 million.”

3.                 Amendment to Section 4.16.  Section 4.16 of the Merger Agreement is hereby amended to add the following sentence at the end thereof:

“On May 18, 2007, Goldman, Sachs & Co. delivered to the Board of Directors of the Company an opinion to the effect that, as of May 18, 2007, the Merger Consideration to be received by holders of Shares pursuant to this Agreement (upon giving effect to Amendment No. 4 to the Merger Agreement) was fair, from a financial point of view, to such holders.”

4.                 Amendments to Section 5.7.  Section 5.7 of the Merger Agreement is hereby amended by replacing the last sentence at the end of Section 5.7 with the following: “Notwithstanding the foregoing, the Equity Financing Commitment was amended as of April 19, 2007, May 1, 2007 and May 18, 2007 and the Guarantee was amended as of May 18, 2007, each such amendment with the consent of the Company.”

5.                 Amendments to Section 9.2.

(a)                Section 9.2(b)(I) of the Merger Agreement is hereby amended by replacing the phrase “$15 million” occurring in the third sentence thereof with the phrase “$40 million”.

(b)                Section 9.2(b)(II) of the Merger Agreement is hereby amended by replacing the phrase “$15 million” occurring in the third sentence thereof with the phrase “$40 million”.

6.                 Financing.

(a)                Parent has delivered to the Company the executed third amendment to the Equity Financing Commitment attached hereto as Annex A, and the Company hereby consents to such third amendment of the Equity Financing Commitment. The Equity Financing Commitment, as so amended, shall be deemed to be the “Equity Financing Commitment” referred to in the Merger Agreement and the commitment of the parties thereto to provide the amount of equity financing set forth therein to Parent shall be deemed to be the “Equity Financing” referred to in the Merger Agreement. For the avoidance of doubt, Sections 5.7 and 7.10(b) of the Merger Agreement shall apply mutatis mutandis to this Amendment, the Equity Financing Commitment and Equity Financing, and the Merger Agreement as amended by this Amendment.

(b)                Parent has delivered to the Company the executed amendment to the Guarantee attached hereto as Annex B, and the Company hereby consents to such amendment of the Guarantee. The Guarantee, as so amended, shall be deemed to be the “Guarantee” referred to in the Merger Agreement. For the avoidance of doubt, Sections 5.7, 9.2 and 10.11 of the Merger Agreement shall apply mutatis mutandis to this Amendment, the Guarantee, and the Merger Agreement as amended by this Amendment.

7.                 Company Shareholder Meeting.   The parties hereto hereby acknowledge and agree that (a) the adjourned Company Shareholder Meeting shall be adjourned to May 30, 2007 and the Company shall cause the vote of the holders of shares of Common Stock on the adoption of the Merger Agreement to conclude at or prior to 5:00 p.m., Eastern Time, on May 30, 2007, (b) such adjournment is permitted under the Merger Agreement and shall not constitute a violation by the Company of any term of the Merger Agreement and (c) that the Company shall not, unless required by Law, postpone, reschedule or adjourn the Company Shareholder Meeting beyond May 30, 2007 without the prior written consent of Parent.

8. Miscellaneous Provisions.

(a)         Definitions. Unless otherwise specifically defined in this Amendment, each capitalized term used herein shall have the meaning assigned to such term in the Merger Agreement.

(b)         No Further Amendment. Except as expressly amended hereby, the Merger Agreement is in all respects ratified and confirmed and all the terms, conditions, representations, warranties, covenants and provisions thereof shall remain in full force and effect in accordance with their respective terms. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Merger Agreement or any of the documents referred to therein or the Company Disclosure Letter or any of the documents referred to therein or otherwise affect or operate as a waiver or relinquishment of any of the rights of any party under any of them. Except as expressly amended hereby, this Amendment does not constitute a waiver of any condition or other provision of the Merger Agreement.

(c)         Effect of Amendment. This Amendment shall form a part of the Merger Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, any reference to the Merger Agreement shall be deemed a reference to the Merger Agreement as amended hereby. The parties acknowledge and agree that the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall be entitled to enforce Sections 6 and 7 of this Amendment as if such Sections were set forth in full in the Merger Agreement.

(d)         Representations and Warranties of the Company. The Company represents and warrants that (i) it has the corporate power and authority to execute and deliver this Amendment; (ii) the execution, delivery and performance by the Company of this Amendment have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings other than those previously taken or conducted on the part of the Company are necessary to approve and authorize this Amendment; and (iii) the Board of Directors of the Company has (A) determined that it is in the best interests of the Company to enter into this Amendment, (B) approved the execution, delivery and performance of this Amendment and the consummation of the transactions contemplated hereby, including the Merger, and (C) resolved to recommend adoption of the Merger Agreement, as amended, by the shareholders of the Company.

(e)         Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub represent and warrant that (i) each of Parent and Merger Sub has the corporate power and authority to execute and deliver this Amendment; (ii) the execution, delivery and performance by Parent and Merger Sub of this Amendment have been duly and validly authorized by all necessary corporate action on the part of each of Parent and Merger Sub, including approval and authorization of the Merger and the other transactions contemplated hereby by the Boards of Directors or comparable governing body of each of Parent and Merger Sub, and (iii) no other corporate proceedings (including no shareholder action) other than those previously taken or conducted on the part of Parent and Merger Sub, as applicable, are necessary to approve and authorize this Amendment.

(f)          Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (without regard to conflict of laws principles).

(g)         Severability. If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by virtue of any Law, or due to any public policy, all other conditions and provisions of this Amendment shall nevertheless remain in full force and effect.

(h)         Counterparts. This Amendment may be executed by facsimile signatures and in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(i)          Headings. The descriptive headings in this Amendment were formulated, used and inserted in this Amendment for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

(j)          Other Miscellaneous Terms. The provisions of Article X (Miscellaneous) of the Merger Agreement shall apply mutatis mutandis to this Amendment, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub, and the Company have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

FC-GEN ACQUISITION, INC.
by	/s/ Christopher M. Sertich
	Name:	Christopher M. Sertich
	Title:	President
GEN ACQUISITION CORP.
by:	/s/ Christopher M. Sertich
	Name:	Christopher M. Sertich
	Title:	President
GENESIS HEALTHCARE CORPORATION
by:	/s/ George V. Hager, Jr.
	Name:	George V. Hager, Jr.
	Title:	Chairman & Chief Executive Officer

ANNEX B

PERSONAL AND CONFIDENTIAL

May 18, 2007

Special Committee of the Board of Directors
Genesis HealthCare Corporation
101 East State Street
Kennett Square, PA 19348

Board of Directors
Genesis HealthCare Corporation
101 East State Street
Kennett Square, PA 19348

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $ 0.01 per share (the “Shares”), of Genesis HealthCare Corporation (the “Company”) of the Consideration (as defined below) to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of January 15, 2007 (the “Agreement”), as amended on January 25, 2007, April 19, 2007, May 1, 2007 and May 18, 2007, among FC-GEN Acquisition, Inc. (“Parent”), an affiliate of Formation Capital and JER Partners (the “Sponsors”), GEN Acquisition, Corp., a wholly owned subsidiary of Parent, and the Company (“Merger Sub”). The Agreement provides that Merger Sub will merge with and into the Company and each outstanding Share will be converted into $69.35 in cash, provided that, if the closing of the Transaction does not occur prior to July 31, 2007, the amount in cash each such Share shall be entitled to receive shall be increased by (i) on or after July 31, 2007 through and including August 31, 2007, $0.01710 and (ii) on or after September 1, 2007, $0.01900, each day until the day the closing occurs, beginning (and including) July 31, 2007 ($69.35 in cash per Share or such greater amount in cash per Share, the “Consideration”).

Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Agreement (the “Transaction”). We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement, a portion of which is payable upon delivery of this opinion, and a portion is due upon consummation of the Transaction. In addition, we have provided certain investment banking services to the Company from time to time, including having acted as co-manager in connection with the offering of 8% Senior Subordinated Notes due 2013 by the Company (aggregate principal amount $225,000,000) in October 2003, bookrunning manager in connection with the offering of 6.875% Senior Subordinated Notes due 2013 by NeighborCare, formerly Genesis Health Ventures, Inc., (aggregate principal amount $250,000,000) in November 2003, co-advisor to Genesis Health Ventures, Inc. in connection with the spin-off of the Company in December 2003, having delivered an opinion on January 15, 2007 to the special committee of the board of directors of the Company and the board of directors of the Company that, as of such date, the $63.00 per

Share in cash to be received by holders of Shares pursuant to the Agreement (as in effect on January 15, 2007) was fair, from a financial point of view, to such holders, having delivered an opinion on April 19, 2007 to the special committee of the board of directors of the Company and the board of directors of the Company that, as of such date, the $64.25 per Share in cash to be received by holders of Shares pursuant to the Agreement (as in effect on April 19, 2007) was fair, from a financial point of view, to such holders and having delivered an opinion on May 1, 2007 to the special committee of the board of directors of the Company and the board of directors of the Company that, as of such date, the Consideration (as defined therein) to be received by holders of Shares pursuant to the Agreement (as in effect on May 1, 2007) was fair, from a financial point of view, to such holders. We also may provide investment banking services to the Company and its affiliates and each of the Sponsors and their respective affiliates and portfolio companies in the future. In connection with the above-described investment banking services we have received, and may receive, compensation.

Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to the Company and its affiliates and each of the Sponsors and their respective affiliates and portfolio companies, may actively trade the debt and equity securities (or related derivative securities) of the Company and affiliates and portfolio companies of each of the Sponsors for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities. Affiliates of Goldman, Sachs & Co. have co-invested with affiliates of each of the Sponsors from time to time and may co-invest with affiliates of each of the Sponsors in the future, and affiliates of Goldman, Sachs & Co. may also invest in the future in limited partnership units of affiliates of each of the Sponsors.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the four fiscal years ended September 30, 2006; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the healthcare industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed, with your consent, that the internal financial analyses and forecasts for the Company prepared by its management have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, the relative merits of the Transaction as compared to any alternative transaction that might be available to the Company or the likely timeframe in which the Transaction or any alternative transaction would be consummated. Our opinion is necessarily based on economic, monetary, market and

2

other conditions as in effect on, and the information made available to us as of, the date hereof. Our advisory services and the opinion expressed herein are provided for your information and assistance in connection with your consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)

3

PROXY CARD
GENESIS HEALTHCARE CORPORATION
2007 ANNUAL MEETING OF SHAREHOLDERS — APRIL 19, 2007
— ADJOURNED TO MAY 30, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
GENESIS HEALTHCARE CORPORATION

The undersigned, a shareholder of Genesis HealthCare Corporation (the “Company”), hereby constitutes and appoints James V. McKeon and Robert A. Reitz (collectively, the “Proxy Agents”), each of them, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to attend, vote and act for the undersigned at the 2007 Annual Meeting of Shareholders, convened on April 19, 2007, re-convened on May 4, 2007, May 11, 2007 and May 18, 2007 and adjourned to May 30, 2007, and any other adjournment or postponement thereof (the “Meeting”), and to vote and represent all of the shares of the Company which the undersigned is entitled to vote, with all the powers and authority the undersigned would possess if personally present.

This proxy revokes all prior proxies with respect to the vote on the adoption of the Agreement and Plan of Merger, dated as of January 15, 2007, as amended on January 25, 2007, April 19, 2007. May 1, 2007 and May 18, 2007, among Genesis HealthCare Corporation, FC-GEN Acquisition, Inc. and GEN Acquisition Corp., a wholly owned subsidiary of FC-GEN Acquisition, Inc.

THIS PROXY WILL BE VOTED AS DIRECTED.  IF NO DIRECTIONS TO THE CONTRARY ARE INDICATED, THE PROXY AGENTS INTEND TO VOTE “FOR” THE ADOPTION OF THE AGREEMENT AND PLAN OF MERGER, DATED AS OF JANUARY 15, 2007, AS AMENDED ON JANUARY 25, 2007, APRIL 19, 2007, MAY 1, 2007 AND MAY 18, 2007, AMONG GENESIS HEALTHCARE CORPORATION, FC-GEN ACQUISITION, INC. AND GEN ACQUISITION CORP., A WHOLLY OWNED SUBSIDIARY OF FC-GEN ACQUISITION, INC. WITH RESPECT TO SUCH OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF, SAID PROXY IS AUTHORIZED TO VOTE IN ACCORDANCE WITH ITS DISCRETION AND JUDGMENT.

THE PROXY AGENTS PRESENT AND ACTING IN PERSON OR BY THEIR SUBSTITUTES (OR, IF ONLY ONE IS PRESENT AND ACTING, THEN THAT ONE) MAY EXERCISE ALL THE POWERS CONFERRED BY THIS PROXY.  DISCRETIONARY AUTHORITY IS CONFERRED BY THIS PROXY AS TO CERTAIN MATTERS DESCRIBED IN THE COMPANY’S PROXY STATEMENT.

1.

To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of January 15, 2007, as amended on January 25, 2007, April 19, 2007, May 1, 2007 and May 18, 2007, among Genesis HealthCare Corporation, FC-GEN Acquisition, Inc. and GEN Acquisition Corp., a wholly owned subsidiary of FC-GEN Acquisition, Inc.

	☐ For	☐ Against	☐ Abstain

IMPORTANT:  Please sign your name exactly as it appears on your stock certificate(s), including any official position or representative capacity.  If shares are registered in more than one name, all owners must sign.  Please date this proxy.

The undersigned hereby acknowledges receipt of the Notice of the Company’s 2007 Annual Meeting of Shareholders  convened on April 19, 2007, re-convened on May 4, 2007, May 11, 2007 and May 18, 2007 and adjourned to May 30, 2007, and the Proxy Statement and Proxy Supplements relating thereto.

Signature:
Date:
Signature:
Date:

Please sign, date and return promptly in the enclosed envelope, which requires no postage if mailed in the United States.  When shares are held by joint tenants, both joint tenants should sign.  Persons signing as attorney, executor, administrator trustee, guardian or other fiduciary should state full title.  If shares are held by a corporation, the president or duly authorized officer should sign.

YOUR VOTE IS IMPORTANT
VOTE TODAY IN ONE OF THREE WAYS:

1.	VOTE BY INTERNET:
Log-on to www.votestock.com
Enter your control number printed below
Vote your proxy by checking the appropriate boxes
Click on “Accept Vote”

OR

2.

VOTE BY TELEPHONE: After you call the phone number below, you will be asked to enter the control number at the bottom of the page. You will need to respond to only a few simple prompts. Your vote will be confirmed and cast as directed.

Call toll-free in the U.S. or Canada at
1-866-626-4508 on a touch-tone telephone

OR

3.	VOTE BY MAIL: If you do not wish to vote by telephone or over the Internet, please complete, sign, date and return the above proxy card in the pre-paid envelope provided.

YOUR CONTROL NUMBER IS:

You may vote by telephone or Internet 24 hours a day, 7 days a week. Internet and telephone voting is available through 11:59 p.m., Eastern Daylight Time, May 29, 2007. Your Internet and telephone vote authorizes the named proxies to vote in the same manner as if you marked, signed and returned your proxy card.

INSTRUCTION CARD
GENESIS HEALTHCARE CORPORATION
2007 ANNUAL MEETING OF SHAREHOLDERS — APRIL 19, 2007
— ADJOURNED TO MAY 30, 2007

THIS INSTRUCTION IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF GENESIS HEALTHCARE CORPORATION

The undersigned, a participant, beneficiary or alternate payee in the Genesis HealthCare Corporation Retirement Plan, Genesis HealthCare 401(k) Plan for Collective Bargaining Unit Employees of Genesis HealthCare Corporation Union 401(k) Plan (collectively, the “Plans”), instructs Wachovia Bank, N.A., the directed trustee of each of the Plans (the “Trustee”), to vote the number of shares of Genesis HealthCare Corporation (“Company”) common stock equivalent to the interest in the Company common stock credited to the undersigned’s account under the Plans as of March 5, 2007 (the “Record Date”) at the 2007 Annual Meeting of Shareholders (the “Meeting”), convened on April 19, 2007, re-convened on May 4, 2007, May 11, 2007, and May 18, 2007 and adjourned to May 30, 2007 (and any other adjournment or postponement thereof) in accordance with the instructions contained herein.

This instruction revokes all prior instructions with respect to the vote on the adoption of the Agreement and Plan of Merger, dated as of January 15, 2007, as amended on January 25, 2007, April 19, 2007, May 1, 2007 and May 18, 2007, among Genesis HealthCare Corporation, FC-GEN Acquisition, Inc. and GEN Acquisition Corp., a wholly owned subsidiary of FC-GEN Acquisition, Inc.

THE SHARES OF THE COMPANY’S COMMON STOCK EQUIVALENT TO THE INTEREST IN THE COMPANY’S COMMON STOCK CREDITED TO THE UNDERSIGNED’S ACCOUNT AS OF THE RECORD DATE WILL BE VOTED BY THE TRUSTEE AS DIRECTED.  THE COMPANY HAS DIRECTED THE TRUSTEE TO VOTE ALL SHARES HELD BY THE PLANS FOR WHICH NO INSTRUCTIONS ARE RECEIVED FROM PARTICIPANTS, BENEFICIARIES OR ALTERNATE PAYEES “FOR” THE ADOPTION OF THE AGREEMENT AND PLAN OF MERGER, DATED AS OF JANUARY 15, 2007, AS AMENDED ON JANUARY 25, 2007, APRIL 19, 2007, MAY 1, 2007 AND MAY 18, 2007, AMONG GENESIS HEALTHCARE CORPORATION, FC-GEN ACQUISITION, INC. AND GEN ACQUISITION CORP., A WHOLLY OWNED SUBSIDIARY OF FC-GEN ACQUISITION, INC. WITH RESPECT TO ANY OTHER MATTER THAT PROPERLY COMES BEFORE THE MEETING, THE TRUSTEE IS AUTHORIZED TO VOTE THE SHARES HELD BY THE PLANS AS DIRECTED BY THE BOARD OF DIRECTORS OF THE COMPANY.

1.

To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of January 15, 2007, as amended on January 25, 2007, April 19, 2007, May 1, 2007 and May 18, 2007, among Genesis HealthCare Corporation, FC-GEN Acquisition, Inc. and GEN Acquisition Corp., a wholly owned subsidiary of FC-GEN Acquisition, Inc.

	☐ For	☐ Against	☐ Abstain

IMPORTANT:  Please sign your name exactly as it appears on your stock certificate(s), including any official position or representative capacity.  If shares are registered in more than one name, all owners should sign.  Please date this instruction card.

The undersigned hereby acknowledges receipt of the Notice of the Company’s 2007 Annual Meeting of Shareholders, convened on April 19, 2007, re-convened on May 4, 2007, May 11, 2007 and May 18, 2007 and adjourned to May 30, 2007, and the Proxy Statement and Proxy Supplements relating thereto.

Signature:
Date:
Signature:
Date:

Please sign, date and return promptly in the enclosed envelope, which requires no postage if mailed in the United States. When shares are held by joint tenants, both joint tenants should sign. Persons signing as attorney, executor, administrator, trustee, guardian, or other fiduciary should state full title. If shares are held by a corporation, the president or duly authorized officer should sign.

YOUR INSTRUCTION IS IMPORTANT
GIVE INSTRUCTIONS TODAY IN ONE OF THREE WAYS:

1.                                      INSTRUCT BY INTERNET:
Log-on to www.votestock.com
Enter your control number printed below
Vote your proxy by checking the appropriate boxes
Click on “Accept Vote”

OR

2.                                      INSTRUCT BY TELEPHONE:  After you call the phone number below, you will be asked to enter the control number at the bottom of the page.  You will need to respond to only a few simple prompts.  Your instruction will be confirmed and cast as directed.

Call toll-free in the U.S. or Canada at
1-866-626-4508 on a touch-tone telephone

OR

3.                                      INSTRUCT BY MAIL:  If you do not wish to instruct by telephone or over the internet, please complete, sign, date and return the above proxy card in the pre-paid envelope provided.

YOUR CONTROL NUMBER IS:

You may give instructions by telephone or Internet 24 hours a day 7 days a week. Telephone and Internet voting is available through 11:59 p.m., Eastern Daylight Time, May 25, 2007. Your telephone or Internet instruction directs the Trustee to vote in the same manner as if you marked signed and returned your instruction card.